Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No.8 to the Registration Statement (Form F-1 No. 333-260670) and related Prospectus of Maris-Tech Ltd.  for the registration of ordinary shares and warrants and to the incorporation by reference therein of our report dated March 28, 2025, with respect to the consolidated financial statements of Maris-Tech Ltd. included in its Annual Report (Form 20-F) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Kost Forer Gabbay & Kasierer

Tel-Aviv, Israel	KOST FORER GABBAY & KASIERER

September 26, 2025	A Member of EY Global